EXHIBIT 99.1

Avnet Announces Cash Offer to Acquire

HORIZON TECHNOLOGY GROUP PLC

Acquisition will substantially strengthen market position in the UK and Ireland
Expands suite of solutions and services

Phoenix, Arizona, April 21, 2008 — Avnet, Inc. (NYSE:AVT) announced on Friday that through its wholly-owned subsidiary, Avnet (Holdings) Limited, the Company plans to acquire Horizon Technology Group PLC in an all cash offer for €1.18 per share, which equates to an equity value of approximately €98.5 million ($156.1 million) and a transaction value of €94.4 million ($149.6 million) assuming a net cash position for Horizon of €4.1M as of December 31, 2007. Horizon is a leading technical integrator and distributor of information technology products in the UK and Ireland. The transaction, which is subject to, among other things, the completion of a tender offer under the Irish Takeover Rules and EU merger control clearance, is expected to close by the end of June 2008.

Horizon’s distribution business markets enterprise server, storage, networking and security products from leading vendors including Sun Microsystems, EMC, F5 Networks Juniper, IBM, and Nortel. With a loyal customer base, a highly efficient ERP system and a focus on value-add solutions, Horizon has become one of the largest channel partners to strategic vendors. In addition to the traditional distribution business its Client Solutions business unit partners with major software vendors including BMC, Microstrategy and SAP to provide a full range of development and implementation services. In 2007, Horizon had total sales of €288 million and EBITDA of €10.7 million before unusual items. Horizon will be integrated into Avnet’s European Technology Solutions (TS) business.

Roy Vallee, Avnet’s chairman and chief executive officer commented, “The acquisition of Horizon will substantially strengthen Technology Solutions’ position in the UK IT distribution market and expand its geographic coverage into Ireland. Horizon’s leading position with tier 1 vendors and growing services practices offer an opportunity to bolster Avnet’s current product and services offerings in Europe. This acquisition creates exciting cross selling opportunities and adds scale to our TS business in the region. We are also very excited about the management and talented team of people at Horizon that should allow Avnet to accelerate the growth of Technology Solutions in Europe.”

In compliance with the Irish Takeover Rules, Avnet (Holdings) Limited will within 28 days mail to Horizon shareholders an offer document which sets out in full the terms and conditions of the offer. Avnet has already received irrevocable commitments to accept the offer from Horizon Directors and certain other shareholders representing 61.35% of the issued shares. The transaction is expected to be completed by the end of June and be accretive to earnings by approximately $0.10 per share in FY2009, excluding integration charges, and supports Avnet’s return on capital goals.

John Paget, President of Technology Solutions added, “The acquisition of Horizon provides a great opportunity to enhance our value proposition to both customers and suppliers in EMEA. By investing in technical resources and focusing on complete solutions, Horizon has been able to expand its offerings. Its business model is a strong fit with our strategy to provide more value-add and affords meaningful opportunities to exchange best practices.”

Banc of America Securities Limited acted as a financial advisor and Allen & Overy LLP and McCann FitzGerald Solicitors acted as legal counsel to Avnet in connection with this transaction.

Forward Looking Statements
This press release contains certain ‘”forward-looking statements’” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as ‘will,’ ‘anticipate,’ ‘expect,’ believe,’ and ‘should,’ and other words and terms of similar meaning in connection with any discussions of future operating or financial performance or business prospects. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocations of products or product rebate programs by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and technology services and solutions with more than 250 locations serving 73 countries worldwide. The company markets, distributes and optimizes the supply-chain and provides design-chain services for the products of the world’s leading electronic component suppliers, enterprise computer manufacturers and embedded subsystem providers. Avnet brings a breadth and depth of capabilities, such as maximizing inventory efficiency, managing logistics, assembling products and providing engineering design assistance for its 100,000 customers, accelerating their growth through cost-effective, value-added services and solutions. For the fiscal year ended June 30, 2007, Avnet generated revenue of $15.68 billion. For more information, visit www.avnet.com. (AVT_IR)

This announcement does not constitute an announcement made under Rule 2.5 of the Irish Takeover Rules. It should be read in conjunction with the joint announcement by Avnet and Horizon made today under Rule 2.5 of the Irish Takeover Rules which contains the conditions to, and certain further terms of, the offer to be made by Avnet (Holdings) Limited for Horizon.

The Offer will not be made in or into any jurisdiction where to do so would constitute a violation of the relevant laws of that jurisdiction.

“The directors of Avnet, Inc. and Avnet (Holdings) Limited accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the directors of Avnet, Inc. and Avnet (Holdings) Limited (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Banc of America Securities Limited which is regulated in the United Kingdom by the Financial Services Authority is acting exclusively for Avnet, Inc. and Avnet(Holdings) Limited in connection with the offer and no-one else and will not be responsible to anyone other than Avnet, Inc. and Avnet (Holdings) Limited for providing the protections afforded to clients of Banc of America Securities Limited or for providing advice in relation to the offer or any other matters referred to in this announcement.”

For more information, please contact:

Avnet Technology Solutions, EMEA
Kirsten Klatt
European Communications Director
Tel.: +49 (0) 2153-733 328

Investor Relations
Vincent Keenan
Vice President, Investor Relations
Tel.: (480) 643-7053